Exhibit 99.1

Investor Contact:
Kiley Fleming
(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED JUNE SALES

GOODLETTSVILLE, Tenn. - July 12, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the five-week fiscal period ended July 6, 2001, equaled $473.8 million compared with $386.8 million for the five-week period ended June 30, 2000, an increase of 22.5 percent. Due to the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the five-week calendar period ended July 6, 2001, total sales increased 20.5 percent and same-store sales increased 8.4 percent compared with a 2.2 percent decrease in same-store sales for the five-week period ended July 7, 2000.

For the nine-week fiscal period ended July 6, 2001, Dollar General total retail sales increased 20.9 percent to $849.3 million from $702.2 million for the nine-week period ended June 30, 2000. For the nine-week calendar period ended July 6, 2001, total sales increased 20.6 percent and same-store sales increased
8.4 percent compared with a 3.0 percent decrease in same-store sales for the nine-week period ended July 7, 2000. Quarter-to-date, the Company has opened 90 new stores and closed three stores.

For the 22-week fiscal period ended July 6, 2001, Dollar General total retail sales increased 20.7 percent to $2.1 billion from $1.7 billion for the 22-week period ended June 30, 2000. For the 22-week calendar period ended July 6, 2001, total sales increased 20.2 percent and same-store sales increased 7.5 percent compared with a 0.7 percent increase in same-store sales for the 22-week period ended July 7, 2000. Year-to-date, the Company has opened 307 new stores and closed 20 stores.

Sales Outlook:
For the four-week fiscal period of July ending August 3, 2001, the Company expects total sales to increase 19-20 percent compared with total sales for the four-week period ended July 28, 2000. For the four-week calendar period, same-store sales are expected to increase 6-8 percent compared with a 0.5 percent increase in same-store sales for the four-week period ended August 4, 2000. July sales results will be released on Thursday, August 9, 2001.

For the second quarter ending August 3, 2001, total company sales are expected to increase 19-21 percent compared with total sales for the quarter ended July 28, 2000. For the 13-week calendar period ending August 3, 2001, same-store sales are expected to increase 7-9 percent compared with a 1.9 percent decrease in same-store sales for the 13-week period ended August 4, 2000. For the quarter, the Company expects to open 150-175 new stores and close 5-10 stores. For the full year, the Company expects to open 600-700 new stores and close 50-60 stores.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

Dollar General operates more than 5,200 neighborhood stores in 27 states.

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This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance), including with respect to the timely delivery of the Company's financial statements; general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's on-going restatement and audit process; and the impact of the litigation and any regulatory proceedings related to such restatements. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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